UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2012

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

21001 Van Born Road,
Taylor, Michigan		48180
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (313) 274-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Masco Corporation (the “Company” or “Masco”) has announced that its Board of Directors has elected a new non-executive Chairman, Verne G. Istock, and created the position of Chairman Emeritus to recognize the special contributions of former Chairman Richard A. Manoogian to the Company. The changes were effective July 1, 2012.

Mr. Manoogian, 75, joined Masco (which was founded by his father, Alex), in 1958, and was elected to the Board in 1964. After serving as president of the Company beginning in 1968, Mr. Manoogian became its chief executive officer and Chairman of the Board in 1985. He remained its top executive until 2007, when he was elected Executive Chairman of the Board. Under his leadership, Masco’s net sales grew from $55 million to almost $12 billion. In 2009 he retired as an employee and has served solely as Chairman of the Board since that time. He is also a director of Ford Motor Company.

Timothy Wadhams, Masco’s President and Chief Executive Officer, stated, “Richard’s impact on Masco is immeasurable; he built Masco into a building products powerhouse with strong brands and products driving leadership positions in the markets that we serve. His active involvement and support of his community have touched many lives and have been an inspiration to all who know him. The position of Chairman Emeritus reflects his rich legacy with Masco, and we are pleased that he will continue to contribute to the Company as a member of our Board.”

Mr. Istock has been a director of the Company since 1997, and previously served as Lead Director. He is the retired chairman and president of Bank One Corporation, which now is part of JPMorgan Chase & Co. He formerly served as chairman and chief executive officer of First Chicago NBD Corporation and NBD Bank Corporation. Mr. Istock is also a director of Rockwell Automation, Inc.

“The separation of the roles of Chairman and CEO is increasingly considered a good governance practice and we are pleased that Verne has agreed to accept this role,” said Tim Wadhams. “Verne and I will continue to work closely together in a similar capacity to our relationship when he was our independent Lead Director.”

Headquartered in Taylor, Michigan, Masco Corporation is one of the world’s leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

/s/ John G. Sznewajs
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and Chief Financial Officer

July 2, 2012